SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date earliest event reported)  March 18, 2010

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, P.O. BOX 356, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On March 18, 2010, MTR Gaming Group, Inc. (the “Registrant”) issued a press release announcing that the Registrant, Mountaineer Park, Inc., Presque Isle Downs, Inc. and Scioto Downs, Inc. (each a wholly-owned subsidiary of the Registrant), the lenders party thereto and Aladdin Credit Advisors, L.P., as administrative agent, entered into a Credit Agreement (the “Credit Agreement”) which provides for a $20.0 million senior secured delayed-draw term loan credit facility (the “Facility”), $10.0 million of which the Registrant has drawn.  A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference.

The Facility matures on the third year anniversary of the closing date.  The purpose of the Facility is to finance (a) ongoing working capital and general corporate needs of the Registrant and its subsidiaries and (b) capital expenditures, including the development of the Registrant’s Presque Isle Downs property for the implementation of table gaming operations in Erie, Pennsylvania. Security for the Facility includes substantially all of the real, personal and mixed property owned by the Registrant and its subsidiaries party thereto, including the capital stock of Mountaineer Park, Inc. and Scioto Downs, Inc., other than assets that may not be pledged pursuant to applicable gaming laws.  Borrowings under the Facility will bear interest at a rate equal to LIBOR plus 7.00% per annum (with a LIBOR floor of 2.50% per annum) or based on the prime rate plus 6.00% per annum (with a prime rate floor of 3.50% per annum).  The Credit Agreement contains customary covenants limiting, among other things, the Registrant’s ability and the ability of its subsidiaries (other than its unrestricted subsidiaries) to  pay dividends, redeem stock or make other distributions or restricted payments; incur additional indebtedness or issue preferred shares; make certain investments; create liens; consolidate or merge; sell or otherwise transfer or dispose of assets; enter into sale-leaseback transactions; enter into transactions with affiliates of the Registrant; use the proceeds of permitted sales of the Registrant’s assets; and change the Registrant’s line of business.  These covenants are subject to a number of exceptions and qualifications as set forth in the Credit Agreement.  The Registrant will also be required to maintain a maximum leverage ratio ranging from 7.00:1.00 to 4.50:1.00 per quarter, a minimum interest coverage ratio ranging from 1.10:1.00 to 1.50:1.00 per quarter and a minimum consolidated EBITDA covenant ranging from $54.0 million to $65.0 million per annum.  In addition, the Registrant will be restricted from making capital expenditures ranging from $32.0 million per annum to $5.6 million in the first quarter of 2013 plus 50% of the amount not previously expended in the immediately prior year.

The new Credit Agreement and related Facility replaces the Registrant’s current Amended and Restate Credit Facility, which is currently undrawn and would have matured on March 31, 2010.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.                              Financial Statements and Exhibits.

(d)                Exhibits:

Exhibit No.	Description

10.1

Credit Agreement, dated March 18, 2010, by and among the Registrant, Mountaineer Park, Inc., Presque Isle Downs, Inc. and Scioto Downs, Inc. (each a wholly-owned subsidiary of the Registrant), and Aladdin Credit Advisors, L.P., as administrative agent.

99.1	Press Release dated March 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/S/ DAVID R. HUGHES
David R. Hughes
Corporate Executive Vice President and Chief Financial Officer
Date: March 19, 2010